Exhibit 107

Calculation of Filing Fee Tables

FORM F-1

(Form Type)

CAPTIVISION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Secondary Offering

Fees to Be Paid	Equity	Ordinary Shares	457(c)	30,151,058(2)	$2.87(3)	$86,533,536.46	0.0001476	$12,772.35

Fees to be Paid	Equity	Ordinary Shares	457(c)	150,000(4)	$2.87(5)	$430,500	0.0001476	$63.54

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	$86,964,036.46	—	$12,835.89

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	$86,964,036.46	—	$12,835.89

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents (i) 151,058 Ordinary Shares issued to New Circle Principal Investments LLC (“New Circle”) as a commitment fee pursuant to the Share Purchase Agreement, dated June 12, 2024 by and between the registrant and New Circle (the “Purchase Agreement”) and (ii) up to 30,000,000 Ordinary Shares the registrant may elect, in its sole discretion, to issue and sell to New Circle from time to time under the Purchase Agreement.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high ($3.03) and low ($2.71) prices of the registrant’s Ordinary Shares as reported on the Nasdaq Stock Market LLC on June 11, 2024.

(4)	Represents 150,000 Ordinary Shares issued to Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) that are hereby registered for sale by CCM.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high ($3.03) and low ($2.71) prices of the registrant’s Ordinary Shares as reported on the Nasdaq Stock Market LLC on June 11, 2024.